Exhibit 99.2

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
1

Prepared Remarks

Nuance Fourth Quarter and Fiscal 2017
Nuance is providing these prepared remarks, in combination with its press release, to allow shareholders and analysts additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include only brief opening comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 800-553-5275 or 612-332-0725 at least five minutes prior to the call and referencing code 430782. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 430782.

These remarks and Nuance’s oral remarks on the call include certain forward-looking statements and non-GAAP financial measures. Please see the section, “Safe Harbor and Forward-Looking Statements” elsewhere in this document for important caveats with respect to forward-looking information contained in this document. Please also see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
We reported a strong fourth quarter and ended fiscal 2017 with solid performances from our Dragon Medical cloud and clinical documentation improvement solutions; our Enterprise voice biometrics, omni-channel, and digital offerings; and, our automotive business. Absent the June 2017 malware incident, we delivered an excellent FY17 operationally, strategically and financially. Notwithstanding the incident, we delivered strong net new bookings growth of 10% for the year, at the high end of our guidance range, and met our recurring revenue target of 73%. Most notably, our Healthcare business delivered a record net new bookings quarter in Q4 17 despite the challenges the business faced as a result of the cyberattack. In addition, throughout the year, we advanced our solutions toward conversational AI and accelerated important product initiatives for our clinical documentation, automotive, voice biometrics, and Enterprise omni-channel and security offerings. Building upon our momentum in FY17, we reiterate our growth thesis for FY18 of organic revenue growth between 2% and 4% and expect net new bookings growth between 5% and 7%. We emerged from 2017, and this summer’s malware incident, as a stronger organization with enhanced security, processes, and infrastructure bolstered by customer trust and demand that we expect will benefit us in fiscal 2018 and beyond.

As Reported Q4 and FY17 Summary Results
We reported GAAP revenue of $465.9 million for the fourth quarter, compared to $506.2 million a year ago. Fourth quarter non‑GAAP revenue was $474.7 million, which includes revenue lost to accounting treatment in conjunction with acquisitions, compared to $512.4 million in the fourth quarter of fiscal 2016. In Q4 17, we estimate the malware incident had an impact of approximately $(53.0) million on GAAP and non-GAAP revenues, which was more favorable than our previously estimated impact guidance range of $(65.0) million to $(75.0) million. In the fourth quarter, total recurring revenue represented 71% of total revenue on a GAAP and non-GAAP basis, up 100 basis points from a year ago. We reported net new bookings for the fourth quarter of $424.4 million, down 18% from $516.9 million a year ago.

We reported GAAP net loss of $(65.4) million, or $(0.23) per share, for the fourth quarter compared to GAAP net income of $18.5 million, or $0.06 per diluted share, in the fourth quarter of fiscal 2016. Non-GAAP net income was $60.2 million, or $0.20 per diluted share, down from non-GAAP net income of $90.7 million, or $0.31 per diluted

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2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
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share, in the fourth quarter of fiscal 2016. We estimate the effect of the malware incident on fiscal fourth quarter GAAP earnings per share was approximately $(0.19), favorable to our previously estimated impact guidance range of $(0.26) to $(0.23). We estimate the effect of the incident on fiscal fourth quarter non-GAAP earnings per share was approximately $(0.11), favorable to our previously estimated impact guidance range of $(0.14) to $(0.12). Our GAAP operating margin for the quarter was (3.8)%, down from 9.0% in the fourth quarter of fiscal 2016. Fourth quarter non‑GAAP operating margin was 20.7%, down from 29.9% in the fourth quarter of fiscal 2016. Cash flow from operations was $(3.5) million in the fourth quarter of fiscal 2017, down from $138.9 million in the fourth quarter of fiscal 2016.

In fiscal 2017, we reported GAAP revenue of $1,939.4 million, down from $1,948.9 million in fiscal 2016. We reported non-GAAP revenue of $1,977.4 million, which includes revenue lost to accounting treatment in conjunction with acquisitions, down from non-GAAP revenue of $1,979.6 million in fiscal 2016. For FY17, we estimate that the malware incident had an impact of approximately $(68.0) million on GAAP and non-GAAP revenues, which was more favorable than our previously estimated impact guidance range of $(80.0) million to $(90.0) million impact for the fiscal year. In fiscal 2017, GAAP and non-GAAP total recurring revenue represented 73% of total revenue, compared to 70% in fiscal 2016, on both a GAAP and non-GAAP basis. In fiscal 2017, we reported net new bookings of $1,653.6 million, up 10% from $1,502.3 million in fiscal 2016.

In fiscal 2017, we recognized GAAP net loss of $(151.0) million, or $(0.52) per share, compared to GAAP net loss of $(12.5) million, or $(0.04) per share, in fiscal 2016. In fiscal 2017, we reported non-GAAP net income of $309.0 million, or $1.05 per diluted share, compared to $343.4 million, or $1.15 per diluted share, in fiscal 2016. We estimate the effect of the incident on fiscal 2017 GAAP earnings per share was approximately $(0.25), favorable to our impact guidance range of $(0.31) to $(0.28). We estimate the effect of the incident on fiscal 2017 non-GAAP earnings per share was approximately $(0.13), favorable to our impact guidance range of $(0.17) to $(0.15). Our fiscal 2017 GAAP operating margin was 2.7%, down from 7.1% in fiscal 2016. Our fiscal 2017 non-GAAP operating margin was 26.4%, compared to 28.5% in fiscal 2016. We reported cash flow from operations of $378.9 million in fiscal 2017, compared to $565.8 million in fiscal 2016. We ended fiscal 2017 with $874.1 million in cash, cash equivalents and marketable securities. We ended fiscal 2017 with total deferred revenue of $790.0 million, up 7% compared to $736.1 million a year ago.

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2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
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Table: Reported Results and Incident Impact

	Q4 2017 As reported	Q4 2017 Incident Impact*	FY 2017 As reported	FY 2017 Incident Impact*
Net new bookings	$424.4	0	$1,653.6	$(10.2)
GAAP revenue	$465.9	$(53.0)	$1,939.4	$(68.0)
GAAP recurring revenue % of revenue	71.0%	(3.0)%	73.0%	0
GAAP gross margin	54.5%	(3.2)%	56.0%	(1.0)%
GAAP operating margin	(3.8)%	(10.8)%	2.7%	(3.5)%
GAAP EPS	$(0.23)	$(0.19)	$(0.52)	$(0.25)
Non-GAAP revenue	$474.7	$(53.0)	$1,977.4	$(68.0)
Non-GAAP recurring revenue % of revenue	71.0%	(3.0)%	73.0%	(1.0)%
Non-GAAP gross margin	59.8%	(3.6)%	61.8%	(1.0)%
Non-GAAP operating margin	20.7%	(7.6)%	26.4%	(2.3)%
Non-GAAP EPS	$0.20	$(0.11)	$1.05	$(0.13)
CFFO	$(3.5)	$(120.0)	$378.9	$(120.0)

* Represents the estimated malware incident impact, the effects of which have been included in our as reported results.  Our estimate for revenue impacts was primarily based on production downtime of our HIM services as well as credits and concessions issued to HIM customers which are netted against revenue.  Our estimate for cost and margin impacts primarily included (i) additional cost of sales that would have been incurred related to production downtime of HIM services, (ii) the exclusion of actual expenses incurred for incident-related professional services, software and systems, as well as assets that were impaired or for which depreciation was accelerated, and (iii) additional costs related to employee bonus and stock compensation that would have been incurred, as our performance would have been improved. Our estimate for EPS impacts includes the adjustments noted above as well as the corresponding tax effect of those adjustments. Our estimate for CFFO impact is comprised primarily of collections shortfalls resulting from incident-related lower revenues and delayed collections, as well as incremental expenses incurred in responding to the incident.

Key Financial Results for Fourth Quarter 2017 and Fiscal 2017

Net New Bookings

•
We delivered net new bookings in Q4 17 of $424.4 million, down 18% year-over-year, as expected, due to record results in Q4 16. We saw strong growth and record net new bookings in Healthcare, led by growth in clinical documentation improvement solutions. Our Imaging MFP Scan business had a record net new bookings quarter as well.

•
For fiscal 2017, total net new bookings were $1,653.6 million, up 10% from $1,502.3 million in fiscal 2016, meeting the high end of our guidance range. Growth was led by Dragon Medical cloud, Enterprise offerings, clinical documentation improvement solutions, and automotive. Of note, our Enterprise segment delivered record net new bookings on an annual basis.

Table: Net New Bookings

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017
Net New Bookings (in millions)	$308.7	$313.7	$362.9	$516.9	$1,502.3	$380.3	$410.4	$438.5	$424.4	$1,653.6

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2017 fourth quarter and fiscal year results	November 28, 2017
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Revenue

•
In Q4 17, we achieved GAAP revenue of $465.9 million, down 8% from a year ago. Non-GAAP revenue was $474.7 million, down 7% from a year ago, and down 9% on an organic basis. Our year-over-year decline was due to lower revenues as a result of the malware incident, continued HIM erosion, handset declines, and continued challenges in Imaging. These were offset by strong growth in our Dragon Medical cloud, automotive, and Enterprise offerings.

•
For fiscal 2017, we reported GAAP revenue of $1,939.4 million, down $9.5 million from $1,948.9 million in fiscal 2016. Non-GAAP revenue was $1,977.4 million, down $2.2 million from $1,979.6 million in fiscal 2016.

•	Our organic revenue in fiscal 2017 declined 3% from fiscal 2016 due primarily to the malware incident.

Transition to Recurring Revenue

•
In Q4 17, GAAP recurring revenue was $328.6 million, compared to $352.1 million a year ago. Non-GAAP recurring revenue was $336.8 million compared to $357.1 million a year ago. GAAP and non-GAAP recurring revenue increased 100 basis points to 71% in Q4 17 compared to 70% in Q4 16.

•
GAAP recurring revenue was $1,406.4 million in FY17 compared to $1,357.4 million in FY16. Non-GAAP recurring revenue in FY17 was $1,442.3 million compared to $1,380.3 million in FY16. GAAP and non-GAAP recurring revenue increased to 73% of total revenue in FY17, both up from 70% in FY16.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue*

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017
Hosting	$179.7	$187.1	$183.2	$189.3	$739.2	$195.6	$204.8	$192.5	$150.9	$743.9
% of Revenue	36%	38%	38%	37%	37%	39%	40%	39%	32%	38%
Maintenance and Support	$80.2	$80.0	$82.5	$82.0	$324.7	$82.7	$82.0	$80.7	$82.7	$328.1
% of Revenue	16%	16%	17%	16%	16%	17%	16%	16%	17%	17%
Perpetual Product and Licensing	$117.2	$90.2	$82.3	$100.5	$390.2	$79.3	$77.0	$74.4	$77.7	$308.4
% of Revenue	24%	19%	17%	20%	20%	16%	15%	15%	16%	16%
Recurring Product and Licensing	$67.9	$74.1	$75.3	$81.7	$299.1	$78.2	$90.6	$85.8	$98.9	$353.5
% of Revenue	14%	15%	16%	16%	15%	16%	18%	17%	21%	18%
Professional Services	$50.0	$55.9	$61.5	$58.9	$226.3	$60.3	$56.7	$62.2	$64.4	$243.6
% of Revenue	10%	11%	13%	11%	11%	12%	11%	13%	14%	12%
Total revenue	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6	$474.7	$1,977.4
Total Recurring Revenue *	$332.5	$345.8	$345.0	$357.1	$1,380.3	$360.5	$381.7	$363.2	$336.8	$1,442.3
% of Revenue	67%	71%	71%	70%	70%	73%	75%	73%	71%	73%

* Total non-GAAP recurring revenue is the sum of recurring product and licensing, hosting, and maintenance and support revenue as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements.

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2017 fourth quarter and fiscal year results	November 28, 2017
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Table: Estimated On-Demand Contract Values

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,245.3	$2,161.3	$2,161.1	$2,430.0	$2,499.4	$2,568.3	$2,359.5	$2,307.3

•
At the end of the quarter, the estimated 3-year value of total on-demand contracts was $2,307.3 million, down from $2,430.0 million a year ago primarily due to the impact of the malware incident as well as erosion on our HIM business offset primarily by growth in our Dragon Medical cloud and automotive connected car businesses.

Gross Margin

•
GAAP gross margin in Q4 17 was 54.5%, a decrease of 390 basis points year-over-year. Q4 17 non-GAAP gross margin was 59.8%, a decrease of 390 basis points year-over-year. The reductions in both GAAP and non-GAAP gross margins were due the impact on revenues attributable to the malware incident without commensurate reductions in relatively fixed cost elements within our cost of revenues.

•
In fiscal 2017, we reported GAAP gross margin of 56.0% in FY17, a decrease of 140 basis points compared to 57.4% in FY16. Non-GAAP gross margin was 61.8%, which was down 120 basis points compared to FY16 due the malware incident coupled with mix shift away from product and licenses toward professional services and hosting.

Operating Expenses and Operating Margin

•
Q4 17 GAAP operating expenses were $272.0 million, compared to $250.2 million a year ago. GAAP operating margin was (3.8)%, a decrease of 1,280 basis points year-over-year. Q4 17 non-GAAP operating expenses were $186.0 million, compared to $173.3 million a year ago. Q4 17 non-GAAP operating margin was 20.7%, a decrease of 920 basis points year-over-year primarily as a result of lost revenues from the malware incident.

•
Total FY17 GAAP operating expenses were $1,033.6 million, an increase of $52.7 million from $980.9 million a year ago. Total non-GAAP operating expenses were $699.4 million, an increase of $16.4 million from $683.1 million a year ago. Our FY17 GAAP operating margin was 2.7%, a decrease of 440 basis points as compared to 7.1% in FY16. Non-GAAP operating margin was 26.4%, a decrease of 210 basis points as compared to 28.5% in FY16, primarily due to the impact on revenues attributable to the malware incident.

Interest Expense

•
GAAP net interest expense was $37.9 million in Q4 17, up $1.5 million year-over-year. Non-GAAP net interest expense was $21.5 million in Q4 17, down $1.8 million year-over-year. The decrease in non-GAAP net interest expense in Q4 17 is primarily a result of capital market activities, including the issuance in December 2016 of $500 million in senior 5.625% notes and the issuance in March 2017 of $350 million in 1.25% convertible notes, offset by the impact of the retirement of $600 million of our high-yield 5.375% bonds in January 2017.

•
GAAP net interest expense was $150.0 million in FY17, up $21.7 million year over year. Non-GAAP net interest expense was $90.7 million for FY17, up $9.5 million year over year primarily as a result of a full year of interest impact from our $300 million high-yield 6.00% bonds offset by the combination of our newly issued $500 million high-yield 5.625% bond in December 2016 and the retirement of $600 million of our high-yield 5.375% bonds in January 2017.

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2017 fourth quarter and fiscal year results	November 28, 2017
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Provision for Income Taxes

•
Q4 17 GAAP provision for income taxes was $9.9 million, compared to $(10.7) million a year ago. Q4 17 non-GAAP provision for income taxes was $16.5 million, compared to $37.7 million a year ago. The non-GAAP tax rate was 21.5% in Q4 17, compared to 29.4% a year ago. The decrease in the non-GAAP effective income tax rate on a year-over-year basis was mainly due to the lower level of non-GAAP pre-tax income being generated in the United States.

•
FY17 GAAP provision for income taxes was $32.0 million, compared to $14.2 million a year ago. FY17 non-GAAP provision for income taxes was $119.9 million, compared to $137.3 million a year ago. The non-GAAP tax rate was 28.0% in FY17, compared to 28.6% a year ago. The decrease in the non-GAAP effective income tax rate on a year-over-year basis was mainly due to the lower level of non-GAAP pre-tax income being generated in the United States.

Earnings Performance

•
GAAP EPS in Q4 17 was $(0.23) per share, compared to $0.06 a year ago. In Q4 17, non-GAAP EPS was $0.20, down $0.11 from a year ago primarily as a result of the impact on revenue and operating expenses attributable to the malware incident.

•
In FY17, we recognized a GAAP net loss of $(151.0) million, or $(0.52) per share, compared to GAAP net loss of $(12.5) million, or $(0.04) per share, in FY16. Non-GAAP net income was $309.0 million, or $1.05 per diluted share compared to $343.4 million, or $1.15 per diluted share, in FY16.

•	During Q4 17, we did not repurchase any shares of our common stock. As of September 30, 2017, we had approximately $193.4 million remaining under the Board’s repurchase program authorization.

Cash Flow from Operations (CFFO)

•
Q4 17 CFFO was $(3.5) million, a decrease of 103% year over year, primarily due to collections shortfalls resulting from incident-related lower revenues and delayed collections, as well as incremental expenses incurred in responding to the incident. CFFO as a percent of non-GAAP net income was (6)% in Q4 17.

•	We reported full-year CFFO of $378.9 million, down 33.0% compared to $565.8 million in FY16, primarily due to the impact of the malware incident. CFFO as a percent of non-GAAP net income was 123%.

Table: Operating Cash Flow

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017
Cash Flow from Operations (in millions)	$141.1	$159.9	$125.9	$138.9	$565.8	$124.9	$125.4	$132.0	$(3.5)	$378.9

•	As of September 30, 2017, our balance of cash, cash equivalents and marketable securities was $874.1 million.

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2017 fourth quarter and fiscal year results	November 28, 2017
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Days Sales Outstanding (DSO)

•
In Q4 17, DSO was 76 days, up nine days compared to a year ago. The increase in DSO was due to higher Q4 Mobile and Enterprise billings, longer collections cycles as we conduct more business in China and emerging markets, and delayed collections and lower revenues in our Healthcare segment primarily due to the malware incident.

Table: Days Sales Outstanding (DSO)

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Days Sales Outstanding	69	68	68	67	71	69	66	76

Deferred Revenue

•	We ended Q4 17 with deferred revenue of $790.0 million, up 7.3% from a year ago. This growth was primarily driven by our hosting solutions, most notably for automotive connected services.

Table: Total Deferred Revenue

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Total Deferred Revenue (in millions)	$732.7	$748.5	$729.1	$736.1	$802.5	$802.4	$798.7	$790.0

Segment Discussions

Healthcare
In our Healthcare segment, notwithstanding the malware incident, we reported our best quarter ever for net new bookings driven by our clinical documentation improvement solutions, Dragon Medical cloud offering, and diagnostics solutions. Segment revenue was $189.0 million in Q4, down approximately 21% year-over-year due to the malware incident and HIM erosion offset by growth in Dragon Medical and Diagnostics. We estimate that segment revenue was negatively impacted by the malware incident by approximately $54.0 million in Q4. Segment margin was 16%, down 1,580 basis points over the same period last year despite strength in clinical documentation hosting margins. We estimate that the malware incident negatively affected our segment margin by approximately 1,730 basis points.

Highlights for Healthcare include:

•
Q4 net new bookings for our Healthcare business achieved a record in the quarter driven by our clinical documentation improvement offerings which achieved a record bookings quarter, and Dragon Medical cloud and diagnostics which had their second best quarters for bookings;

•
FY17 Dragon Medical revenues grew 19% organically year-over-year fueled by the growth of Dragon Medical cloud as providers desire cloud-based offerings that provide real-time intelligence, reduce physician fatigue, and improve the patient experience;

•
We saw a continued increase in demand for our clinical documentation improvement solutions as clients, such as Partners Healthcare, Southeast Alabama Medical Center, Rochester Regional Health, and Magnolia Regional Health Center, utilize our Computer Assisted Physician Documentation (CAPD),

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2017 fourth quarter and fiscal year results	November 28, 2017
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Computer Assisted Clinical Documentation Improvement (CACDI), and related offerings to improve clinician productivity, satisfaction, and quality metrics; and,

•
We delivered a strong Q4 in diagnostics with increased demand for PowerShare Image Sharing and PowerScribe 360 solutions among hospitals for cross-platform solutions, flexibility, and integration with key quality applications.

Table: Healthcare Lines

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017
Annualized line run-rate in healthcare on-demand business (in billions)	5.140	5.130	5.003	4.785	4.651	4.743	4.345	2.936

The annualized HIM line run rate is calculated using the actual billed HIM line count in the current quarter multiplied by 4.  In Q4 17, we had a non-recurring line count loss due to malware incident related downtime.  The non-recurring loss is multiplied by 4 in the annualized calculation above, thereby creating an anomalous annualized line count.  We expect this metric to normalize next quarter.

Enterprise
Enterprise recorded its seventh consecutive quarter of year-over-year organic revenue growth with segment revenue of $117.9 million, up 8% year-over-year and up 4% on an organic year-over-year basis. In FY17, we delivered a record year for Enterprise net new bookings with strong double-digit growth over the prior year. Segment margin was 28% for the quarter, a decrease of 750 basis points from a year ago due to expansion of cloud services revenue at lower gross margins.

Highlights for Enterprise include:

•
We produced strong results across our omni-channel engagement portfolio, with notable deals at AT&T, Barclays Bank, and Esurance, and solid performance with our channel partners, including Accenture, Avaya, Cisco, DiData, Genesys, KCOM, Presidio, Servion and Telstra;

•
We secured new competitive wins for our digital engagement solutions including Citizens Bank, Esurance, and organizations across verticals, such as financial services, telecommunications, travel, and government;

•
We saw improved demand for our Nuance On-Demand voice solutions, securing long-term multi-year renewals and winning new business as a result of investments in omni-channel innovations, voice to digital capabilities, and enhanced resiliency and security to our platforms;

•	We continued to win independent analyst validation across our omni-channel engagement portfolio:

◦
Nina, the virtual assistant for customer engagement, secured the #1 vendor position from both Forrester and Opus Research, outpacing IBM Watson, IPSoft, and others. Additionally, Nuance customer implementations of Nina at FedEx and IP Australia each won the Intelligent Assistant Awards at the Intelligent Assistants Conference in San Francisco; and,

◦
Nuance was named the leader in Biometric Authentication in the Voice Biometrics Intelliview Report by Opus Research, naming Nuance as the biometrics solution leader in each category of Contact Center Authentication, Contact Center Fraud Detection, and Mobile Authentication.

Mobile
Our Mobile segment continued its organic revenue growth in Q4, led by automotive. Segment revenue was $104.5 million, up 7% year-over-year and up 6% on an organic year-over-year basis. Segment margin was 38%, an increase of 170 basis points from a year ago driven by improved cloud margins.

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Highlights for the segment include:

•
Our automotive business continued to lead the Mobile segment with strategic wins and launches from Toyota, Volkswagen, Audi, Harman, and Garmin, as automakers continue to integrate our hybrid embedded-connected automotive AI platform, Dragon Drive, as part of their core HMI experience;

•
We experienced continued demand for our telecommunications and cable service provider offerings in FY17 as we expanded into Latin and Central America, India, Vietnam, and Indonesia. Q4 wins included Vivo, Oi, and Mobifone as our customers leverage Loop, our mobile operator AI-powered monetization platform for subscriber marketing and engagement; and,

•
We expanded our Dragon TV business, with new wins, culminating in our Dragon TV solution being honored with a Technology & Engineering Emmy® Award in the “Contextual Voice Navigation for Discovering and Interacting with TV Content” category, recognizing its intuitive voice-activated navigation platform that empowers users to seamlessly search and discover content.

Imaging
In our Imaging segment, an expansion of key partnerships helped the business deliver 16% net new bookings growth in Q4 17 on a year over year basis. Despite the strong quarterly bookings, revenue continued to underperform, as witnessed in prior quarters this fiscal year, due to significant sales organization and channel disruption. Our Imaging business segment revenue for the quarter was $63.2 million, down 5% on a year-over-year basis in Q4, due to lower MFP revenue. Segment profit margin was 42%, down 490 basis points from Q4 of last year due to increased investments in research and development to complete critical FY18 launches. We have taken steps to remediate the issues we faced in FY17 through the addition of new sales leadership, and changes to our coverage model and compensation schemes.

Highlights for the segment include:

•
We saw growth in net new bookings, year-over-year, with notable wins, such as the renewed strategic alliance with Canon which demonstrates client demand for our capture solutions that help organizations meet workflow need. This agreement, combined with the recent Lexmark and Epson partnerships, expands the market opportunity for Imaging’s entire portfolio;

•	Key enterprise wins continue to validate our document security and vertical focus highlighted by Norton Healthcare and Pinnacle Health System;

•
We delivered strong growth for our PDF solutions in FY17, year over year, substantiating the offering as a better PDF solution for business users, and paving the way for Ingram Micro’s Emerging Vendor award; and

•	We accelerated our product innovations with major releases of eCopy 6.0, Power PDF 2.0, and the new OmniPage Server.

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2017 fourth quarter and fiscal year results	November 28, 2017
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Table: Non-GAAP Revenue by Segment

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017
Healthcare	$248.1	$244.4	$241.0	$239.8	$973.3	$239.2	$238.5	$232.6	$189.0	$899.3
Yr/yr. Organic Growth	1%	2%	(5)%	(11)%	(4)%	(6)%	(5)%	(5)%	(22)%	(9)%
Recurring Revenue %					76%					77%
Mobile	$96.4	$91.8	$91.8	$97.2	$377.3	$91.8	$100.2	$101.5	$104.5	$398.0
Yr/yr. Organic Growth	(0)%	(16)%	(4)%	(9)%	(8)%	(5)%	8%	7%	6%	4%
Recurring Revenue %					79%					85%
Enterprise	$88.8	$94.4	$95.2	$109.0	$387.5	$112.9	$119.4	$112.1	$117.9	$462.3
Yr/yr. Organic Growth	(2)%	13%	10%	16%	9%	15%	14%	6%	4%	9%
Recurring Revenue %					62%					69%
Imaging	$61.6	$56.7	$56.8	$66.4	$241.6	$52.1	$53.0	$49.4	$63.2	$217.7
Yr/yr. Organic Growth	3%	(5)%	1%	7%	2%	(15)%	(7)%	(13)%	(5)%	(10)%
Recurring Revenue %					41%					43%
Total revenue	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6	$474.7	$1,977.4
Yr/yr. Organic Growth	0%	(1)%	(1)%	(4)%	(1)%	(3)%	1%	(1)%	(9)%	(3)%
Yr/yr. Constant Currency Organic Growth						(3)%	1%	(1)%	(10)%	(3)%
Recurring Revenue %					70%					73%

Table: Non-GAAP Segment Profit

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017
Healthcare	$81.2	$78.4	$78.1	$75.7	$313.5	$78.6	$83.3	$70.5	$29.8	$262.1
Segment Margin %	33%	32%	32%	32%	32%	33%	35%	30%	16%	29%
Mobile	$33.8	$33.4	$31.0	$35.2	$133.4	$33.5	$40.4	$41.4	$39.5	$154.9
Segment Margin %	35%	36%	34%	36%	35%	36%	40%	41%	38%	39%
Enterprise	$26.2	$34.1	$31.1	$38.6	$130.0	$32.0	$41.8	$34.4	$33.0	$141.2
Segment Margin %	30%	36%	33%	35%	34%	28%	35%	31%	28%	31%
Imaging	$27.0	$22.2	$20.6	$31.0	$100.8	$17.6	$18.5	$16.9	$26.5	$79.5
Segment Margin %	44%	39%	36%	47%	42%	34%	35%	34%	42%	37%
Total Segment Profit	$168.2	$168.1	$160.8	$180.6	$677.6	$161.6	$184.0	$163.2	$128.9	$637.7
Segment Margin %	34%	34%	33%	35%	34%	33%	36%	33%	27%	32%

Guidance and Outlook

As we enter the first quarter and fiscal year of 2018, we expect to build upon the business trends of fiscal 2017, specifically bookings growth, compounding effect of recurring revenue, and market strength and momentum, as they serve as catalysts to return to organic growth.

•
In Healthcare, we expect revenue will increase through growth in Dragon Medical cloud, diagnostics, and our CAPD offerings, partially offset by the malware incident impact and continued erosion in our transcription offerings. We expect Dragon Medical to surpass HIM as the largest business line within Healthcare by the end of this fiscal year and will continue to deliver double digit growth. We exited FY17 with our transcription business (HIM) at approximately $300 million for the year, down approximately $100 million year-over-year, due to the malware incident and erosion. As noted last quarter, we expect HIM to continue to decline in FY18 due to the malware incident impact and continued erosion resulting in estimated FY18 annual revenue for this business line of approximately $250 million. Healthcare net new bookings growth in FY18 is expected to come from Dragon Medical cloud and diagnostics.

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•
In Enterprise, we expect demand for our AI-powered omni-channel engagement solutions will remain strong and will support continued revenue growth for the segment. Additionally, we expect strong growth in our biometrics, security, and digital messaging solutions, and solid performance in our voice on-premise solutions and services. Our recently introduced omni-channel analytics offering will complement these solutions to help drive Enterprise bookings growth in FY18.

•
In Mobile, we expect revenue and bookings growth will be led by our automotive business, supported by continued demand for our telecommunications and cable service provider offerings. This will be offset by continued declines in devices revenue. In FY17, the automotive business generated approximately $250 million in annual revenue. In FY18, we expect to continue to see double-digit growth in automotive, while devices revenue is expected to continue to decrease as a result of declining handset business. Mobile operator services are expected to increase in size from FY17 revenue levels driven by continued geographic expansion of this business into Colombia, Chile, Argentina, and new markets in Asia, Middle East, and Africa.

•
In Imaging, we expect that revenue will be slightly up driven by our MFP offerings as well as our improved sales management and execution dynamics. Imaging bookings growth is expected to be driven by a transformative wave of product innovation as we look to make FY18 our most comprehensive launch year ever with 12 major releases planned which will culminate in a newly combined suite of print and scan offerings.

With these factors in mind, we reiterate our organic revenue growth guidance for FY18 of 2% to 4%, representing a 600 basis point improvement over FY17 at the midpoint of the range. This is consistent with the guidance for FY18 we had previously communicated.

With a continued disciplined approach to costs in FY18, we expect non-GAAP gross margins to be up approximately 120 basis points in fiscal 2018 compared to fiscal 2017. Additionally, we are targeting FY18 non-GAAP operating margins between 26.5% and 27.0% as we focus on cost efficiencies while continuing to strengthen our security infrastructure. We expect CFFO as a percentage of non-GAAP net income to be between 130% and 135%, which corresponds to between $430 million and $450 million for CFFO. Consistent with prior commentary, deferred revenue growth in FY18 will taper resulting in a flat to 3% expected growth rate, as the amortization of revenues of certain connected automotive offerings is now more in line with new billings for those offerings.
Additionally, we have commenced a multi-year organizational and productivity initiative focused on:

•	Increasing investments in our growth businesses, including organizing a separate, reportable segment for our rapidly growing automotive business;

•
Productivity and cost initiatives that build on prior, successful programs to drive efficiencies across Nuance’s global operations, that will fund the company’s increasing investments in conversational AI and enhanced go-to-market resources for its vertical markets, including automotive, healthcare, telecommunications and financial services; and,

•	Deliver gradual, year-over-year margin improvements.
Please see our press release issued today on this initiative for more details.

After taking these factors into account, we expect the following for the first quarter fiscal 2018 (in millions, except for share amounts):

Q1 2018	Low	High
GAAP revenue	$478.0	$492.0
Non-GAAP revenue	$486.0	$500.0
GAAP EPS	$(0.17)	$(0.13)
Non-GAAP EPS	$0.19	$0.22

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2017 fourth quarter and fiscal year results	November 28, 2017
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12

For the full year fiscal 2018 (in millions, except for share amounts):

FY 2018	Low	High
GAAP revenue	$2,012.0	$2,062.0
Non-GAAP revenue	$2,030.0	$2,080.0
GAAP EPS	$(0.09)	$0.03
Non-GAAP EPS	$1.06	$1.15

FY 2018 Guidance Other Metrics	Guidance
Net new bookings growth	5% to 7%
Organic non-GAAP revenue growth	2% to 4%
Recurring revenue % of revenue	~73.0%
Non-GAAP gross margin	~63.0%
Non-GAAP operating margin	26.5% to 27.0%
Capital expenditures	~$50m
Net cash interest and other expense	~$85m
CFFO	$430m to $450m
CFFO as a % of NGNI	130% to 135%
Non-GAAP tax rate	28.0% to 29.0%
Net cash taxes	$30m to $35m
Diluted share count	~301m

Preliminary Thoughts on FY19
As we look ahead to fiscal 2019, we expect a continuation of the favorable trends we have experienced in FY17 and have outlined for FY18.  We will continue to enjoy the benefits of our business and model transitions, most notably the expansion of our cloud offerings, the shift to higher recurring revenues, and our discipline in costs and investments.  We expect to see similar performance to FY18 for our net new bookings growth.  With this performance and positive growth in our net new bookings over the recent years, we expect to see improved organic revenue growth in the range of 3% to 5%, driven by Enterprise offerings, Dragon Medical cloud, and automotive.  Similar to our expectations for fiscal 2018, we will see organic revenue growth across each of our segments in FY19.  We expect our gross margins to remain in the 63% range, with increased contributions from our lower margin hosting revenues to be offset by improved productivity and leverage across our services revenues.  While we invest for future growth, we will continue to focus on productivity and efficiency improvements across our operating expenses and expect operating margin expansion of approximately 50 basis points as compared to FY18.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

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Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities

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Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; further unanticipated costs resulting from the FY17 malware incident including potential costs associated with litigation or governmental investigations that may result from the incident; inaccuracies in the assumptions underlying our estimates of lost revenue attributable to the malware incident; our ability to control and successfully manage our expenses and cash position; our ability to develop and execute in a timely manner our productivity and cost initiatives; the effects of competition, including pricing pressure; changes to economic conditions in the United States and internationally; fluctuating currency rates; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and in our most recent Quarterly Report on Form 10-Q. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2017 and 2016, our management has either included or excluded items in seven general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from TouchCommerce, Notable Solutions, mCarbon, and Quantim for the three and twelve months ended September 30, 2017, that we would have recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired

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intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments to be largely unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we expect to incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We provide supplemental non-GAAP financial measures, which exclude the amortization of acquired intangible assets. Amortization of acquired intangibles assets is inconsistent in amount and frequency and is significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed

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internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
We entered into IP collaboration agreements with a third party to gain access to the third party's extensive speech recognition and natural language and semantic processing technologies. The contracts had terms ranging between five and six years all ending during or before fiscal year 2016. Depending on the agreement, some or all intellectual property derived from these collaborations is jointly owned by the two parties. We had sole rights to commercialize a majority of the developed intellectual property for periods ranging between two to six years, depending on the agreement. These sole-commercialization rights expired in fiscal year 2016. We consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity occurring outside of our normal, organic, continuing operating activities. We are therefore presenting supplemental non-GAAP financial measures to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Costs associated with the research and development portion of the agreements have been excluded from research and development expense and costs for the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide supplementary non-GAAP financial measures relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest expense. These items are further discussed as follows:

Stock-based compensation. Stock-based compensation consists primarily of expenses for employee restricted stock and restricted stock unit awards, including awards associated with acquisitions. We evaluate our financial performance both with and without these expenses because they are non-cash, are generally not controllable in the short-term and can vary significantly based on the Company’s stock price, timing, size and nature of awards granted, including the timing and amount of new grants associated with acquisitions. We do not include such expenses in our operating plans. We expect stock-based compensation to continue and may vary significantly in future periods.

Non-cash interest expense. We also exclude non-cash interest expense arising from the accretion of the equity component of our convertible debentures, amortization of deferred debt issuance costs, and accretion of debt discount and debt premium. We evaluate our financial performance both with and without these non-cash interest expenses because the non-cash component often varies significantly from period-to-period based on the timing, term and amount of the debentures. These non-cash expenses will continue in future periods.

Other Expenses.
We provide supplementary non-GAAP financial measures that exclude certain other expenses that arise outside of the ordinary course of continuing operations in order to measure the operating performance of the business both with and without these expenses. By providing this information, we believe management, as well as other users of our financial statements, are better able to understand the financial performance of our continuing operations. Expenses excluded are items such as restructuring and other charges, net, loss on extinguishment of debt, and contributions to the Nuance Foundation which was established to provide grants to educational institutions and other non-profit organizations to advance charitable, scientific, literary or educational purposes. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, implementation of the new revenue recognition standard (ASC 606), expenses associated with the

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2017 fourth quarter and fiscal year results	November 28, 2017
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malware incident and remediation thereof, and gains or losses on non-controlling strategic equity interests, are also excluded.

Non-GAAP Income Tax provision.
Effective Q2 2017, we changed our method of calculating our non-GAAP income tax provision. Under the prior method, we calculated our non-GAAP tax provision using a cash tax method to reflect the estimated amount we expected to pay or receive in taxes related to the period, which is equivalent to our GAAP current tax provision. Under the new method, our non-GAAP income tax provision is determined based on our non-GAAP pre-tax income. The tax effect of each non-GAAP adjustment, if applicable, is computed based on the statutory tax rate of the jurisdiction to which the adjustment relates. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability. We also exclude from our non-GAAP tax provision certain discrete tax items as they occur.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

The non-GAAP information included in this document should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Financial Tables Follow

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2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
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Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016

Revenues:
Professional services and hosting	$213,298	$245,667	$976,893	$955,329
Product and licensing	170,153	178,540	635,391	669,227
Maintenance and support	82,459	81,997	327,078	324,347
Total revenues	465,910	506,204	1,939,362	1,948,903

Cost of revenues:
Professional services and hosting	162,348	159,785	660,849	626,168
Product and licensing	19,199	21,359	74,004	86,379
Maintenance and support	13,846	13,581	54,094	54,077
Amortization of intangible assets	16,366	15,799	64,853	62,876
Total cost of revenues	211,759	210,524	853,800	829,500

Gross profit	254,151	295,680	1,085,562	1,119,403

Operating expenses:
Research and development	66,978	65,618	266,097	271,130
Sales and marketing	105,929	101,427	398,130	390,866
General and administrative	43,040	41,704	166,677	168,473
Amortization of intangible assets	28,964	27,792	113,895	108,021
Acquisition-related costs, net	5,689	8,740	27,740	17,166
Restructuring and other charges, net	21,405	4,967	61,054	25,224
Total operating expenses	272,005	250,248	1,033,593	980,880

(Loss) income from operations	(17,854)	45,432	51,969	138,523
Other expenses, net	(37,692)	(37,619)	(170,984)	(136,784)
(Loss) income before income taxes	(55,546)	7,813	(119,015)	1,739
Provision (benefit) for income taxes	9,878	(10,661)	31,981	14,197
Net (loss) income	$(65,424)	$18,474	$(150,996)	$(12,458)

Net (loss) income per share:
Basic	$(0.23)	$0.07	$(0.52)	$(0.04)
Diluted	$(0.23)	$0.06	$(0.52)	$(0.04)

Weighted average common shares outstanding:
Basic	288,718	283,139	289,348	292,129
Diluted	288,718	289,371	289,348	292,129

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
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Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2017	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$592,299	$481,620
Marketable securities	251,981	98,840
Accounts receivable, net	395,392	380,004
Prepaid expenses and other current assets	88,269	78,126
Total current assets	1,327,941	1,038,590

Marketable securities	29,844	27,632
Land, building and equipment, net	176,548	185,169
Goodwill	3,590,608	3,508,879
Intangible assets, net	664,474	762,220
Other assets	142,508	138,980
Total assets	$5,931,923	$5,661,470

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$376,121	$—
Contingent and deferred acquisition payments	28,860	9,468
Accounts payable, accrued expenses and other current liabilities	340,505	332,258
Deferred revenue	366,042	349,173
Total current liabilities	1,111,528	690,899

Long-term debt	2,241,283	2,433,152
Deferred revenue, net of current portion	423,929	386,960
Other liabilities	223,801	219,129
Total liabilities	4,000,541	3,730,140

Stockholders' equity	1,931,382	1,931,330
Total liabilities and stockholders' equity	$5,931,923	$5,661,470

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2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
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Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016

Cash flows from operating activities:
Net (loss) income	$(65,424)	$18,474	$(150,996)	$(12,458)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	59,458	58,381	234,413	231,474
Stock-based compensation	32,463	40,871	154,272	163,828
Non-cash interest expense	16,383	13,061	59,295	47,105
Deferred tax provision	(1,907)	(18,494)	4,855	(12,014)
Loss on extinguishment of debt	—	—	18,565	4,851
Fixed asset impairment	—	—	16,351	2,480
Other	4,144	(586)	8,403	(3,055)
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(34,481)	2,076	(6,349)	25,450
Prepaid expenses and other assets	(130)	2,881	(14,661)	(9,645)
Accounts payable	(13,416)	13,165	(1,207)	38,206
Accrued expenses and other liabilities	13,080	9,276	9,040	27,826
Deferred revenue	(13,666)	(237)	46,886	61,747
Net cash (used in) provided by operating activities	(3,496)	138,868	378,867	565,795
Cash flows from investing activities:
Capital expenditures	(27,802)	(13,460)	(61,835)	(54,883)
Payments for business and asset acquisitions, net of cash acquired	(3,549)	(144,569)	(113,769)	(172,763)
Purchases of marketable securities and other investments	(140,408)	(81,389)	(332,470)	(117,640)
Proceeds from sales and maturities of marketable securities and other investments	67,420	16,031	173,864	82,285
Net cash used in investing activities	(104,339)	(223,387)	(334,210)	(263,001)
Cash flows from financing activities:
Payments of debt	—	—	(634,055)	(511,844)
Proceeds from issuance of long-term debt, net of issuance costs	(599)	(502)	837,482	959,358
Payments for repurchase of common stock	—	—	(99,077)	(699,472)
Proceeds from issuance of common stock from employee stock plans	8,701	8,389	17,383	16,850
Cash used to net share settle employee equity awards	(1,576)	(1,589)	(54,099)	(68,636)
Net payments on other long-term liabilities	(159)	(51)	(583)	(1,371)
Net cash provided by (used in) financing activities	6,367	6,247	67,051	(305,115)
Effects of exchange rate changes on cash and cash equivalents	173	837	(1,029)	4,492
Net (decrease) increase in cash and cash equivalents	(101,295)	(77,435)	110,679	2,171
Cash and cash equivalents at beginning of period	693,594	559,055	481,620	479,449
Cash and cash equivalents at end of period	$592,299	$481,620	$592,299	$481,620

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP revenues	$465,910	$506,204	$1,939,362	$1,948,903
Acquisition-related revenue adjustments: professional services and hosting	2,044	2,534	10,553	10,212
Acquisition-related revenue adjustments: product and licensing	6,494	3,710	26,462	20,095
Acquisition-related revenue adjustments: maintenance and support	204	—	1,014	383
Non-GAAP revenues	$474,652	$512,448	$1,977,391	$1,979,593

GAAP cost of revenues	$211,759	$210,524	$853,800	$829,500
Cost of revenues from amortization of intangible assets	(16,366)	(15,799)	(64,853)	(62,876)
Cost of revenues adjustments: professional services and hosting (1,2)	(4,087)	(7,429)	(28,962)	(30,129)
Cost of revenues adjustments: product and licensing (1,2)	(50)	(90)	(348)	(376)
Cost of revenues adjustments: maintenance and support (1)	(650)	(1,064)	(3,767)	(4,138)
Non-GAAP cost of revenues	$190,606	$186,142	$755,870	$731,981

GAAP gross profit	$254,151	$295,680	$1,085,562	$1,119,403
Gross profit adjustments	29,895	30,626	135,959	128,209
Non-GAAP gross profit	$284,046	$326,306	$1,221,521	$1,247,612

GAAP (loss) income from operations	$(17,854)	$45,432	$51,969	$138,523
Gross profit adjustments	29,895	30,626	135,959	128,209
Research and development (1)	6,564	8,615	33,061	35,671
Sales and marketing (1)	10,845	12,041	45,813	49,064
General and administrative (1)	10,269	11,633	42,321	43,525
Acquisition-related costs, net	5,689	8,740	27,740	17,166
Amortization of intangible assets	28,964	27,792	113,895	108,021
Restructuring and other charges, net	21,405	4,967	61,054	25,224
Costs associated with IP collaboration agreements	—	—	—	4,000
Other	2,285	3,156	10,265	15,145
Non-GAAP income from operations	$98,062	$153,002	$522,077	$564,548

GAAP (loss) income before income taxes	$(55,546)	$7,813	$(119,015)	$1,739
Gross profit adjustments	29,895	30,626	135,959	128,209
Research and development (1)	6,564	8,615	33,061	35,671
Sales and marketing (1)	10,845	12,041	45,813	49,064
General and administrative (1)	10,269	11,633	42,321	43,525
Acquisition-related costs, net	5,689	8,740	27,740	17,166
Amortization of intangible assets	28,964	27,792	113,895	108,021
Restructuring and other charges, net	21,405	4,967	61,054	25,224
Non-cash interest expense	16,383	13,061	59,295	47,105
Costs associated with IP collaboration agreements	—	—	—	4,000
Loss on extinguishment of debt	—	—	18,565	4,851
Other	2,285	3,156	10,265	16,119
Non-GAAP income before income taxes	$76,753	$128,444	$428,953	$480,694

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP provision (benefit) for income taxes	$9,878	$(10,661)	$31,981	$14,197
Income tax effect of Non-GAAP adjustments	44,971	38,581	184,020	158,624
Removal of valuation allowance and other items	(39,058)	14,018	(95,515)	(30,517)
Removal of discrete items	748	(4,193)	(572)	(4,993)
Non-GAAP provision for income taxes	$16,539	$37,744	$119,914	$137,311

GAAP net (loss) income	$(65,424)	$18,474	$(150,996)	$(12,458)
Acquisition-related adjustment - revenues (2)	8,742	6,244	38,029	30,690
Acquisition-related adjustment - cost of revenues (2)	—	1	—	(925)
Acquisition-related costs, net	5,689	8,740	27,740	17,166
Cost of revenue from amortization of intangible assets	16,366	15,799	64,853	62,876
Amortization of intangible assets	28,964	27,792	113,895	108,021
Restructuring and other charges, net	21,405	4,967	61,054	25,224
Stock-based compensation (1)	32,465	40,871	154,272	163,828
Non-cash interest expense	16,383	13,061	59,295	47,105
Adjustment to income tax expense	(6,661)	(48,405)	(87,933)	(123,114)
Costs associated with IP collaboration agreements	—	—	—	4,000
Loss on extinguishment of debt	—	—	18,565	4,851
Other	2,286	3,156	10,265	16,119
Non-GAAP net income	$60,215	$90,700	$309,039	$343,383

Non-GAAP diluted net income per share	$0.20	$0.31	$1.05	$1.15

Diluted weighted average common shares outstanding	295,004	289,371	295,129	298,292

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
23

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016

(1) Stock-based compensation
Cost of professional services and hosting	$4,087	$7,428	$28,962	$31,054
Cost of product and licensing	50	90	348	376
Cost of maintenance and support	650	1,064	3,767	4,138
Research and development	6,564	8,615	33,061	35,671
Sales and marketing	10,845	12,041	45,813	49,064
General and administrative	10,269	11,633	42,321	43,525
Total	$32,465	$40,871	$154,272	$163,828

(2) Acquisition-related revenue and cost of revenue
Revenues	$8,742	$6,244	$38,029	$30,690
Cost of professional services and hosting	—	1	—	(925)
Total	$8,742	$6,245	$38,029	$29,765

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
24

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2017	2016	2017	2016

GAAP operating expenses	$272,005	$250,248	$1,033,593	$980,880
Research and development (1)	(6,564)	(8,615)	(33,061)	(35,671)
Sales and marketing (1)	(10,845)	(12,041)	(45,813)	(49,064)
General and administrative (1)	(10,269)	(11,633)	(42,321)	(43,525)
Acquisition-related costs, net	(5,689)	(8,740)	(27,740)	(17,166)
Amortization of intangible assets	(28,964)	(27,792)	(113,895)	(108,021)
Restructuring and other charges, net	(21,405)	(4,967)	(61,054)	(25,224)
Costs associated with IP collaboration agreements	—	—	—	(4,000)
Other	(2,285)	(3,156)	(10,265)	(15,145)
Non-GAAP operating expenses	$185,984	$173,304	$699,444	$683,064

GAAP research and development expense	$66,978	$65,618	$266,097	$271,130
Stock-based compensation (1)	(6,564)	(8,615)	(33,061)	(35,671)
Non-GAAP research and development expense	$60,414	$57,003	$233,036	$235,459

GAAP sales and marketing expense	$105,929	$101,427	$398,130	$390,866
Stock-based compensation (1)	(10,845)	(12,041)	(45,813)	(49,064)
Costs associated with IP collaboration agreements	—	—	—	(4,000)
Non-GAAP sales and marketing expense	$95,084	$89,386	$352,317	$337,802

GAAP general and administrative expense	$43,040	$41,704	$166,677	$168,473
Stock-based compensation (1)	(10,269)	(11,633)	(42,321)	(43,525)
Other	(2,285)	(3,156)	(10,265)	(15,145)
Non-GAAP general and administrative expense	$30,486	$26,915	$114,091	$109,803

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
25

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Hosting Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$177.4	$184.6	$181.1	$187.0	$730.2	$193.3	$202.2	$189.4	$149.0	$733.8
Adjustment	2.3	2.5	2.0	2.3	9.1	2.3	2.7	3.1	2.0	10.1
Non-GAAP Revenues	$179.7	$187.1	$183.2	$189.3	$739.2	$195.6	$204.8	$192.5	$150.9	$743.9

Maintenance and Support Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$79.9	$79.9	$82.5	$82.0	$324.3	$82.5	$81.6	$80.5	$82.5	$327.1
Adjustment	0.2	0.1	0.0	0.0	0.4	0.2	0.4	0.2	0.2	1.0
Non-GAAP Revenues	$80.2	$80.0	$82.5	$82.0	$324.7	$82.7	$82.0	$80.7	$82.7	$328.1

Perpetual Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$115.2	$88.0	$80.9	$99.5	$383.6	$78.7	$76.5	$73.5	$77.3	$306.0
Adjustment	2.0	2.2	1.4	1.0	6.6	0.7	0.5	0.9	0.4	2.4
Non-GAAP Revenues	$117.2	$90.2	$82.3	$100.5	$390.2	$79.3	$77.0	$74.4	$77.7	$308.4

Recurring Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$63.9	$70.6	$72.1	$79.1	$285.6	$73.1	$82.8	$80.8	$92.8	$329.4
Adjustment	4.0	3.5	3.3	2.7	13.5	5.1	7.8	5.0	6.1	24.1
Non-GAAP Revenues	$67.9	$74.1	$75.3	$81.7	$299.1	$78.2	$90.6	$85.8	$98.9	$353.5

Professional Services Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$49.7	$55.6	$61.2	$58.7	$225.2	$60.1	$56.5	$62.1	$64.3	$243.1
Adjustment	0.3	0.4	0.3	0.2	1.1	0.2	0.1	0.1	0.1	0.5
Non-GAAP Revenues	$50.0	$55.9	$61.5	$58.9	$226.3	$60.3	$56.7	$62.2	$64.4	$243.6

Total Recurring Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$326.1	$339.6	$339.7	$352.1	$1,357.4	$353.0	$370.2	$354.5	$328.6	$1,406.4
Adjustment	6.4	6.2	5.3	5.0	22.9	7.5	11.4	8.7	8.2	35.9
Non-GAAP Revenues	$332.5	$345.8	$345.0	$357.1	$1,380.3	$360.5	$381.7	$363.2	$336.8	$1,442.3

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
26

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$486.1	$478.7	$477.9	$506.2	$1,948.9	$487.7	$499.6	$486.2	$465.9	$1,939.4
Adjustment	8.8	8.7	7.0	6.2	30.7	8.4	11.5	9.4	8.7	38.0
Non-GAAP Revenues	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6	$474.7	$1,977.4

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$245.4	$242.1	$238.8	$238.1	$964.4	$237.7	$237.3	$231.2	$186.7	$893.0
Adjustment	2.7	2.3	2.2	1.7	8.9	1.5	1.2	1.4	2.3	6.3
Non-GAAP Revenues	$248.1	$244.4	$241.0	$239.8	$973.3	$239.2	$238.5	$232.6	$189.0	$899.3

Mobile	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$95.0	$89.9	$90.2	$95.8	$370.9	$90.5	$98.5	$99.0	$103.1	$391.0
Adjustment	1.4	2.0	1.6	1.4	6.4	1.3	1.7	2.6	1.4	7.0
Non-GAAP Revenues	$96.4	$91.8	$91.8	$97.2	$377.3	$91.8	$100.2	$101.5	$104.5	$398.0

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$88.3	$93.7	$94.9	$108.1	$385.0	$109.3	$112.5	$108.1	$114.3	$444.1
Adjustment	0.5	0.8	0.3	0.9	2.5	3.7	6.9	3.9	3.7	18.2
Non-GAAP Revenues	$88.8	$94.4	$95.2	$109.0	$387.5	$112.9	$119.4	$112.1	$117.9	$462.3

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$57.4	$53.1	$53.9	$64.2	$228.6	$50.1	$51.3	$47.9	$61.9	$211.2
Adjustment	4.2	3.6	2.9	2.2	13.0	1.9	1.8	1.5	1.3	6.5
Non-GAAP Revenues	$61.6	$56.7	$56.8	$66.4	$241.6	$52.1	$53.0	$49.4	$63.2	$217.7

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
27

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017

Total segment revenues	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6	$474.7	$1,977.4
Acquisition-related revenue adjustments	(8.8)	(8.7)	(7.0)	(6.2)	(30.7)	(8.4)	(11.5)	(9.4)	(8.7)	(38.0)
Total consolidated revenues	$486.1	$478.7	$477.9	$506.2	$1,948.9	$487.7	$499.6	$486.2	$466.0	$1,939.4

Total segment profit	$168.2	$168.1	$160.8	$180.6	$677.6	$161.6	$184.0	$163.2	$128.9	$637.7
Corporate expenses and other, net	(30.7)	(35.9)	(30.9)	(30.8)	(128.2)	(31.0)	(30.2)	(31.7)	(33.1)	(125.9)
Acquisition-related revenues and costs of revenues adjustment	(8.6)	(8.5)	(6.5)	(6.2)	(29.8)	(8.4)	(11.5)	(9.4)	(8.7)	(38.0)
Stock-based compensation	(42.3)	(38.2)	(42.4)	(40.9)	(163.8)	(39.1)	(40.3)	(42.3)	(32.5)	(154.3)
Amortization of intangible assets	(42.7)	(42.8)	(41.9)	(43.6)	(170.9)	(43.4)	(45.1)	(44.9)	(45.3)	(178.7)
Acquisition-related costs, net	(2.5)	(1.2)	(4.7)	(8.7)	(17.2)	(9.0)	(5.4)	(7.6)	(5.7)	(27.7)
Restructuring and other charges, net	(7.9)	(6.7)	(5.7)	(5.0)	(25.2)	(6.7)	(19.9)	(13.0)	(21.4)	(61.1)
Costs associated with IP collaboration agreements	(2.0)	(2.0)	—	—	(4.0)	—	—	—	—	—
Other expenses, net	(35.8)	(30.7)	(32.7)	(37.6)	(136.8)	(37.6)	(56.2)	(39.5)	(37.7)	(171.0)
(Loss) income before income taxes	$(4.3)	$2.2	$(4.0)	$7.8	$1.7	$(13.6)	$(24.7)	$(25.2)	$(55.5)	$(119.0)

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
28

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended December 31, 2017
	Low	High
GAAP revenue	$478,000	$492,000
Acquisition-related adjustment - revenue	8,000	8,000
Non-GAAP revenue	$486,000	$500,000

GAAP net income per share	$(0.17)	$(0.13)
Acquisition-related adjustment - revenue	0.03	0.03
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.13	0.13
Non-cash interest expense	0.05	0.05
Adjustment to income tax expense	(0.06)	(0.07)
Restructuring and other charges, net	0.03	0.03
Other	0.03	0.03
Non-GAAP net income per share	$0.19	$0.22

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	292,000	292,000
Weighted average common shares: diluted	296,000	296,000

© 2017 Nuance Communications, Inc. All rights reserved

2017 fourth quarter and fiscal year results	November 28, 2017
Prepared remarks
29

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2018
	Low	High
GAAP revenue	$2,012,000	$2,062,000
Acquisition-related adjustment - revenue	18,000	18,000
Non-GAAP revenue	$2,030,000	$2,080,000

GAAP net income per share	$(0.09)	$0.03
Acquisition-related adjustment - revenue	0.06	0.06
Acquisition-related costs, net	0.09	0.09
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.30	0.30
Non-cash stock-based compensation	0.55	0.55
Non-cash interest expense	0.16	0.16
Adjustment to income tax expense	(0.29)	(0.32)
Restructuring and other charges, net	0.04	0.04
Other	0.05	0.05
Non-GAAP net income per share	$1.06	$1.15

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	295,000	295,000
Weighted average common shares: diluted	301,000	301,000

© 2017 Nuance Communications, Inc. All rights reserved